Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Broadcom Corporation:

We consent to the use of our reports with respect to the consolidated financial statements (and the related consolidated financial statement schedule), and the effectiveness of internal control over financial reporting, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to the Company’s 2010 adoption of the provisions of FASB Accounting Standards Codification (ASC) Topic 605, Multiple-Deliverable Revenue Arrangements, and FASB ASC Topic 985, Certain Revenue Arrangements That Include Software Elements, and the Company’s 2009 adoption of FASB ASC Topic 805, Business Combinations.

/s/  KPMG LLP

Irvine, California
July 25, 2011